                   SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT

         This Agreement (the "Agreement") is made as of January 28, 2005 by and between Schroder Global Series Trust, a Massachusetts business trust (the
"Trust"), SEI Investments Global Funds Services (the "Administrator"), and
Schroder Fund Advisors Inc., a New York corporation and administrator to the
Trust ("SFA").

         WHEREAS, the Administrator provides sub-administration and accounting services to Schroder Capital Funds (Delaware), a Delaware business trust, pursuant to the Sub-Administration and Accounting Agreement dated as of October
8, 2001 among the Administrator, SFA and Schroder Capital Funds (Delaware), as
amended, attached hereto as Exhibit A (the "SCF Agreement");

         WHEREAS each of the parties to the Agreement now wish for the
Administrator to begin providing sub-administration and accounting services to the Trust on the same terms as the Administrator provides services to Schroder
Capital Funds (Delaware) under the SCF Agreement, except as otherwise provided herein;

         NOW THEREFORE, for and in consideration of the promises and the mutual covenants herein contained, the parties hereby agree as follows:

1. RETENTION OF THE ADMINISTRATOR. The Trust and SFA hereby retain the
Administrator to provide the same services to the Trust as are provided by the
Administrator to Schroder Capital Funds (Delaware) under the SCF Agreement. The
Trust, SFA and the Administrator hereby enter into an agreement (the "SGST
Agreement") in the same form as the SCF Agreement, except for the following changes:

         (a) all references to "the Trust" in the SGST Agreement shall refer to the Trust instead of Schroder Capital Funds (Delaware);

         (b) the SGST Agreement shall be effective as of the date hereof, and the fees to be paid to the Administrator hereunder shall begin accruing on the date hereof; and

         (c) Schedule B to the SCF Agreement shall be replaced in its entirety with the Schedule B attached hereto as Exhibit B.

2. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company
Act of 1940, as amended (the "1940 Act"). To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SEI INVESTMENTS GLOBAL FUNDS SERVICES        SCHRODER GLOBAL SERIES TRUST

By: /s/ Stephen G. Meyer                     By: /s/ Alan M. Mandel
   ----------------------------------           -------------------------------
Name:  Stephen G. Meyer                      Name:  Alan M. Mandel
Title: Executive Vice President              Title: Treasurer

                                             SCHRODER FUND ADVISORS INC.

                                             By: /s/ Alan M. Mandel
                                               --------------------------------
                                             Name:  Alan M. Mandel
                                             Title: CFO

                                   SCHEDULE B
                       TO THE SUB-ADMINISTRATION AGREEMENT
                          DATED AS OF JANUARY 28, 2005

                                     BETWEEN
                          SCHRODER GLOBAL SERIES TRUST
                           SCHRODER FUND ADVISORS INC.
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:    This Agreement shall also apply with respect to all portfolios of the Trust listed below:

               Schroder North American Equity Fund

Fees:                      Each Portfolio shall pay the Administrator its pro
               rata portion of the following fees, calculated based upon the aggregate average daily net assets of all portfolios listed above as follows:

                                Commencing as of January 28, 2005:

                           0.013% on the first $1 billion of average daily net
                           assets 0.005% on average daily net assets in excess
                           of $1 billion

               This fee schedule is subject to a cumulative minimum annual fee for the portfolios listed above in the amount of $50,000 for all such portfolios and classes.

                           The minimum fee shall be increased for each portfolio
                           added to this agreement as follows: $50,000 for each
                           portfolio that invests primarily in domestic
                           securities, and $70,000 for each portfolio that
                           invests primarily in international securities. The
                           minimum fee shall be increased for each new class
                           added to any portfolio included in this agreement
                           after as follows: $12,500 for each new class added to
                           a portfolio that invests primarily in domestic
                           securities, and $17,000 for each new class added to a
                           portfolio that invests primarily in international
                           securities.

                           The minimum fee shall be decreased if any portfolio
                           included in this agreement is fully liquidated as
                           follows: $50,000 for each Portfolio that invests
                           primarily in domestic securities, and $70,000 for
                           each Portfolio that invests primarily in
                           international securities. The minimum fee shall be
                           decreased if any class in the portfolios included in
                           this agreement is liquidated after the date of this
                           Agreement as follows: $12,500 for each class that
                           invests primarily in domestic securities and $17,000
                           for each class that invests primarily in
                           international securities.

               Notwithstanding the foregoing, under no circumstances will the minimum annual fee for the portfolios listed above be less than
               $50,000.

TERM:                      The Agreement became effective on January 28, 2005
               and, shall remain in effect through October 31, 2006 ("Initial
               Term") and, thereafter, shall automatically renew for successive two (2) year terms, unless and until this Agreement is terminated by a party in accordance with the provisions of Article 6 of the
               Agreement.

                                                             [END OF SCHEDULE B]